Kenvue Reports Second Quarter 2026 Results

•Delivered Third Consecutive Quarter of Net and Organic Sales1 Growth

•Net Sales Increased 3.0%; Organic Sales Increased 1.6%

•Diluted EPS Increased 9% to $0.24; Adjusted Diluted EPS1 Increased 7% to $0.31

•Results Met or Exceeded the Company’s Plans Across Key Metrics

SUMMIT, N.J. August 6, 2026 – Kenvue Inc. (NYSE: KVUE) today announced financial results for the fiscal second quarter ended June 28, 2026.

“We delivered our third consecutive quarter of net and organic sales growth, with broad-based gains across every segment and region,” said Kirk Perry, Chief Executive Officer. “We also continued to drive operational efficiencies and increase strategic investment to fuel sustained momentum. Amidst a dynamic consumer and macro environment, our first-half 2026 results met or exceeded our expectations across key metrics, underscoring the strength and resilience of our people, brands, and new strategic plans.”

Perry continued, “Our transformation is firmly on track. We remain focused on disciplined execution and continued business improvement while we work toward completing our value-creating combination with Kimberly-Clark in the fourth quarter of this year.”

Second Quarter Summary
•Net sales increased 3.0% vs the prior year period, reflecting Organic sales growth of 1.6% and a foreign currency benefit of 1.4%.
•Gross profit margin was 58.2% vs 58.9% in the prior year period. Adjusted gross profit margin1 was 60.2% vs 60.9% in the prior year period.
•Operating income margin was 17.7% vs 18.0% in the prior year period. Adjusted operating income margin1 was 22.1% vs 22.7% in the prior year period.
•Diluted earnings per share were $0.24 vs $0.22 in the prior year period. Adjusted diluted earnings per share1 were $0.31 vs $0.29 in the prior year period.
•Due to the pending transaction with Kimberly-Clark, the Company will not be providing forward-looking guidance.

Second Quarter 2026 Financial Results

Net Sales and Organic Sales
Second quarter 2026 Net sales increased 3.0% vs the prior year period, primarily reflecting Organic sales growth of 1.6% and a foreign currency benefit of 1.4%. Organic sales growth was driven by favorable value realization of 0.9% and volume growth of 0.7%.

Gross Profit Margin and Operating Income Margin
Second quarter 2026 Gross profit margin was 58.2% vs 58.9% in the prior year period. Adjusted gross profit margin was 60.2% vs 60.9% in the prior year period. The year-over-year change in both measures primarily reflects the impact from inflation, tariffs, as well as unfavorable transactional foreign exchange, partially offset by savings from productivity gains attributable to our global supply chain optimization initiatives and favorable value realization.

Second quarter 2026 Operating income margin was 17.7% vs 18.0% in the prior year period. Second quarter 2026 Adjusted operating income margin was 22.1% vs 22.7% in the prior year period. The year-over-year change in both measures reflects the year-over-year change in Gross profit margin and Adjusted gross profit margin, as well as a year-over-year increase in brand support, partially offset by savings from our cost optimization actions, including the 2026 Restructuring Initiative and Our Vue Forward.

Interest Expense, Net and Taxes
Second quarter 2026 Interest expense, net was $90 million vs $94 million in the prior year period.

Second quarter Effective tax rate was 23.7% vs 28.6% in the prior year period. The Adjusted effective tax rate1 was 22.9% in the current period vs 26.9% in the prior year period. The year-over-year reduction in both measures largely reflects the release of a valuation allowance, favorable jurisdictional mix of earnings in the current period, as well as the impact of tax law changes.

Net Income Per Share (“Earnings Per Share”)
Second quarter 2026 Diluted earnings per share were $0.24 vs $0.22 in the prior year period. Adjusted diluted earnings per share were $0.31 in the current period vs $0.29 in the prior year period.

Second Quarter 2026 Business Segment Results

Self Care
Second quarter 2026 Net sales increased 2.2% vs the prior year period, reflecting Organic sales growth of 0.6% and a foreign currency benefit of 1.6%. Organic sales growth was driven by favorable value realization of 1.2%, which was partially offset by a volume decrease of 0.6%. Organic sales grew vs the prior year period in the North America, Europe, Middle East and Africa (“EMEA”), and Asia Pacific regions. Return to Organic sales growth in the U.S., the Company’s largest market, was a key driver of this performance. It was enabled by strong eCommerce momentum, successful activation in Allergy behind Zyrtec®, which continued to gain share and strengthen its leadership position, strong commercial and innovation-driven execution in Digestive Health, which enabled Pepcid® to continue to outperform the market, as well as sequentially better performance in the Pain and Cough and Cold businesses, despite historically low out of season incidences. In the U.S., consumption trends for Tylenol® continued to improve sequentially, as the brand gained slight market share vs the prior year period. Organic sales growth in EMEA and Asia Pacific regions reflected continued gains in Smoking Cessation behind strong commercial execution on Nicorette®, which outperformed the category across major markets, as well as gains in Cough, Cold, & Flu, as the Company introduced Codral® Kids in Australia, the brand’s first range of products designed for children.

Skin Health and Beauty
Second quarter 2026 Net sales increased 5.1% vs the prior year period, reflecting Organic sales growth of 3.7% and a foreign currency benefit of 1.4%. Organic sales growth was driven by favorable value realization of 2.7% and a volume increase of 1.0%, as Organic sales grew vs the prior year period across every region, largely driven by Hair Care and Face Care. Strong eCommerce momentum, focused commercial execution and recent innovations, such as the OGX® Pro Growth + Peptide and Neutrogena® Ultra Sheer Sun, contributed to this strong performance globally. In the U.S., the Company’s brand building actions behind Neutrogena®, the largest brand in the segment, helped improve household penetration for the third consecutive quarter, with gains across all generational cohorts.

Essential Health
Second quarter 2026 Net sales increased 2.3% vs the prior year period, reflecting Organic sales growth of 1.1% and a foreign currency benefit of 1.2%. Organic sales growth was driven by a volume increase of 1.9%, partially offset by unfavorable value realization of 0.8%. Organic sales grew vs the prior year period in the Asia Pacific, Latin America, and North America regions, with Wound Care and Baby Care need states fueling growth and more than offsetting a decline in Oral Care. Strong momentum in the eCommerce channel, distribution gains in the U.S., as well as targeted activation behind innovations, such as Band-Aid PRO HEAL® 5 Day Protect in North America, the global restage of Listerine® and rollout of Listerine® On-The-Go Alcohol Free Mouthwash Sachets, as well as an upgrade from mid to mid-premium Stayfree® offerings in India, strengthened global consumption growth on a sequential basis. In Latin America, we continued to gain market share across major brands.

Cash Flow and Balance Sheet
Fiscal six months ended June 28, 2026 Net cash flows from operating activities were $1.2 billion vs $1.0 billion in the prior year period, with the improvement driven by an increase in net income, partially offset by higher use of working capital. Capital expenditures were $0.2 billion vs $0.3 billion in the prior year period, as Free cash flow1 increased to $1.0 billion vs $0.8 billion in the prior year period. Total cash and cash equivalents were $1.1 billion as of June 28, 2026 and December 28, 2025. Total debt was $8.5 billion as of June 28, 2026 and December 28, 2025.

FDA Approves Tylenol® with Naproxen
Kenvue received U.S. Food and Drug Administration approval for Tylenol® with Naproxen, the first and only over-the-counter (“OTC”) fixed-dose combination of acetaminophen and naproxen sodium. Building on more than 70 years of Tylenol® leadership in pain relief innovation, the product expands OTC pain management options for consumers and healthcare providers by combining the fast-acting relief of 650 mg of acetaminophen with the long-lasting analgesic power of 220 mg naproxen sodium (a non-steroidal anti-inflammatory drug) in one dose, which begins working in under 30 minutes and provides relief for 12 hours.

Supported by eight clinical studies and granted a three-year exclusivity period, Tylenol® with Naproxen is expected to be available soon at major U.S. retailers nationwide.

Pending Transaction with Kimberly-Clark
As previously announced, the Company entered into a definitive merger agreement on November 2, 2025, under which Kimberly-Clark will acquire all of the outstanding shares of Kenvue common stock in a cash and stock transaction. Shareholders of each company voted overwhelmingly to approve all of the proposals necessary for Kimberly-Clark to complete its acquisition of the Company at their respective Special Meetings of Stockholders held on January 29, 2026. Additionally, the waiting period applicable to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on February 4, 2026. The transaction is expected to close in the fourth quarter of 2026, subject to receipt of foreign regulatory approvals and satisfaction of other customary closing conditions as described in the merger agreement.

2026 Restructuring Initiative
As previously disclosed, on February 17, 2026, the Company’s Board of Directors approved an initiative (the “2026 Restructuring Initiative”) that aims to optimize its operating model, transform its supply chain, reduce complexity, and drive operational efficiencies, while strengthening core capabilities. The Initiative is expected to result in pre-tax restructuring expenses and other charges totaling approximately $250 million in fiscal year 2026.

No Conference Call
Due to the pending transaction with Kimberly-Clark, Kenvue will not be hosting a quarterly conference call. This press release will be posted on the Company’s website at investors.kenvue.com.

About Kenvue
Kenvue Inc. is the world’s largest pure-play consumer health company by revenue. Built on more than a century of heritage, our iconic brands, including Aveeno®, BAND-AID® Brand, Johnson’s®, Listerine®, Neutrogena®, and Tylenol®, are science-backed and recommended by healthcare professionals around the world. At Kenvue, we realize the extraordinary power of everyday care. Our teams work every day to put that power in consumers’ hands and earn a place in their hearts and homes. Learn more at kenvue.com.

1Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. There are limitations to the use of the non-GAAP financial measures presented herein. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP, nor do they have any standardized meaning under U.S. GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way the Company calculates such measures. Accordingly, the non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. The Company cautions you not to place undue reliance on these non-GAAP financial measures, but instead to consider them with the most directly comparable U.S. GAAP measure. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. These non-GAAP financial measures should be considered supplements to, not substitutes for, or superior to, the corresponding financial measures calculated in accordance with U.S. GAAP.

The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. The Company believes these measures help improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. In addition, the Company believes these measures are also among the primary measures used externally by the Company’s investors, analysts, and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in our industry.

Below are definitions and the reconciliation to the most closely related GAAP measures for the non-GAAP measures used in this press release.

Adjusted diluted earnings per share: We define Adjusted diluted earnings per share as Adjusted net income divided by the weighted average number of diluted shares outstanding. Management views this non-GAAP measure as useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted EBITDA margin: We define EBITDA as U.S. GAAP Net income adjusted for interest, provision for taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for restructuring expenses and operating model optimization initiatives, costs incurred in connection with our establishment as a standalone public company (“Separation-related costs”), conversion of stock-based awards, stock-based awards granted to individuals employed by Kenvue as of October 2, 2023 (“Founder Shares”), expenses incurred in connection with the pending transaction with Kimberly-Clark (“Pending Transaction and other related costs”), costs associated with the Skillman sale-leaseback, and the impact of the deferred transfer of certain assets and liabilities from Johnson & Johnson in certain jurisdictions (the “Deferred Markets”). We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of U.S. GAAP Net sales. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted effective tax rate: We define Adjusted effective tax rate as U.S. GAAP Effective tax rate adjusted for the tax effects on special item adjustments including amortization of intangible assets, restructuring expenses and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, Pending Transaction and other related costs, and costs associated with the Skillman sale-leaseback. We also exclude taxes related to the Deferred Markets. Management believes this non-GAAP measure is useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted gross profit margin: We define Adjusted gross profit margin as U.S. GAAP Gross profit margin adjusted for amortization of intangible assets, Separation-related costs, conversion of stock-based awards, Founder Shares, operating model optimization initiatives, and Pending Transaction and other related costs. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted net income: We define Adjusted net income as U.S. GAAP Net income adjusted for amortization of intangible assets, restructuring expenses and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, Pending Transaction and other related costs, costs associated with the Skillman sale-leaseback, the impact of the Deferred Markets, and their related tax impacts (i.e., special items). Adjusted net income excludes the impact of items that may obscure trends in our underlying performance. Management believes this non-GAAP measure is useful to investors as the Company uses Adjusted net income for strategic decision making, forecasting future results, and evaluating current performance.

Adjusted operating income: We define Adjusted operating income as U.S. GAAP Operating income adjusted for amortization of intangible assets, restructuring expenses and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, Pending Transaction and other related costs, costs associated with the Skillman sale-leaseback, and the impact of the Deferred Markets. Management believes this non-GAAP measure is useful to investors as management uses Adjusted operating income to assess the Company’s financial performance.

Adjusted operating income margin: We define Adjusted operating income margin as Adjusted operating income as a percentage of U.S. GAAP Net sales. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Free cash flow: We define Free cash flow as U.S. GAAP Net cash flows from operating activities adjusted for purchases of property, plant, and equipment. Management believes this non-GAAP measure is useful to investors as it provides a view of the Company’s liquidity after deducting capital expenditures, which are considered a necessary component of our ongoing operations.

Organic sales: We define Organic sales as U.S. GAAP Net sales excluding the impact of changes in foreign currency exchange rates and the impact of acquisitions and divestitures. We report changes in Organic sales on a period-over-period basis. Management believes reporting period-over-period changes in Organic sales provides investors with supplemental information that is useful in assessing the Company’s results of operations by excluding the impact of certain items that we believe do not directly reflect our underlying operations.

Market Share Information
The Company uses market share and related metrics, including Average Weekly Recommendations, as indicators to assess business performance and trends. Market share references in this press release are derived from a combination of consumption and market share data provided by third-party vendors and internal estimates. Unless otherwise indicated, such references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company operates and purchases data.

Market share data is subject to inherent limitations, including the availability and timing of underlying information. In particular, market share data is not generally available for certain retail channels. The Company measures market share through the most recent period for which market share data is available, which generally reflects a lag time of one or two months. While the Company believes the third-party vendors it uses to provide data are reliable, it has not independently verified the accuracy or completeness of such data or its underlying assumptions. In addition, the Company’s reported market share data may differ from that reported by other companies due to differences in category definitions, geographic scope, internal estimates and other factors.

Cautions Concerning Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about management’s expectations of Kenvue’s future operating and financial performance, product development, market position, and business strategy. Such forward-looking statements include statements regarding the pending transaction with Kimberly-Clark. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates,” and other words of similar meaning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kenvue and its affiliates. Risks and uncertainties include, but are not limited to: the inability to execute on Kenvue’s business development strategy; inflation and other economic factors, such as interest rate and currency exchange rate fluctuations, as well as existing or proposed tariffs and other constraints on trade both in the U.S. and in foreign markets; the ability to successfully manage local, regional, or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow Kenvue to effect any dividend payments; Kenvue’s ability to maintain satisfactory credit ratings and access capital markets, which could adversely affect its liquidity, capital position, and borrowing costs; competition, including technological advances, new products, and intellectual property attained by competitors; challenges inherent in new product research and development; uncertainty of commercial success for new and existing products and digital capabilities; challenges to intellectual property protections, including counterfeiting; the ability of Kenvue to successfully execute strategic plans, including the 2026 Restructuring Initiative and any other restructuring or cost-saving initiatives; the impact of business combinations and divestitures, including any ongoing or future transactions; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; significant adverse litigation or government action, including related to product liability claims; changes to applicable laws and regulations and other stakeholder requirements; changes in behavior and spending patterns of consumers; natural disasters, acts of war, or terrorism, catastrophes, or epidemics, pandemics, or other disease outbreaks; financial instability of international economies and legal systems and sovereign risk; the inability to realize the benefits of the separation from Kenvue’s former parent, Johnson & Johnson; the risk of disruption or unanticipated costs in connection with the separation; the Company’s inability to consummate the pending transaction with Kimberly-Clark due to, among other things, market, regulatory, and other factors; the potential for disruption to the Company’s business resulting from the pending transaction with Kimberly-Clark; and potential adverse effects on the Company’s stock price from the announcement, suspension, or consummation of the pending transaction with Kimberly-Clark. A further list and descriptions of these risks, uncertainties, and other factors can be found in Kenvue’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings, available at investors.kenvue.com or on request from Kenvue. Any forward-looking statement made in this release speaks only as of the date of this release. Kenvue undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or developments or otherwise.

Contacts
Investor Relations:
Sofya Tsinis
Kenvue_IR@kenvue.com

Media Relations:
Melissa Witt
media@kenvue.com

Kenvue Inc.
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in Millions, Except Per Share Data; Shares in Millions)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net sales	$3,955	$3,839	$7,864	$7,580
Cost of sales	1,654	1,578	3,261	3,151
Gross profit	2,301	2,261	4,603	4,429
Selling, general, and administrative expenses	1,537	1,504	2,990	3,041
Restructuring expenses	59	60	130	120
Other operating expense, net	6	5	17	18
Operating income	699	692	1,466	1,250
Other expense, net	11	10	11	16
Interest expense, net	90	94	185	188
Income before taxes	598	588	1,270	1,046
Provision for taxes	142	168	340	304
Net income	$456	$420	$930	$742

Net income per share
Basic	$0.24	$0.22	$0.48	$0.39
Diluted	$0.24	$0.22	$0.48	$0.39
Weighted-average number of shares outstanding
Basic	1,920	1,919	1,918	1,917
Diluted	1,923	1,928	1,922	1,927

Organic Sales Change
The following tables present a reconciliation of the change in Net sales, as reported, to the change in Organic sales, a non-GAAP measure, for the periods presented:

	Fiscal Three Months Ended June 28, 2026 vs. June 29, 2025(1)
	Reported Net Sales Change	Impact of Foreign Currency	Organic Sales Change
(Unaudited)			Total Organic Sales Change	Price/Mix(2)	Volume
Self Care	2.2%	1.6%	0.6%	1.2%	(0.6)%
Skin Health and Beauty	5.1	1.4	3.7	2.7	1.0
Essential Health	2.3	1.2	1.1	(0.8)	1.9
Total	3.0%	1.4%	1.6%	0.9%	0.7%

	Fiscal Six Months Ended June 28, 2026 vs. June 29, 2025(1)
	Reported Net Sales Change	Impact of Foreign Currency	Organic Sales Change
(Unaudited)			Total Organic Sales Change	Price/Mix(2)	Volume
Self Care	2.0%	2.9%	(0.9)%	1.4%	(2.3)%
Skin Health and Beauty	6.7	2.3	4.4	1.8	2.6
Essential Health	3.5	2.2	1.3	(0.4)	1.7
Total	3.7%	2.5%	1.2%	1.0%	0.2%
(1) Acquisitions and divestitures did not impact the reported Net sales change.
(2) Price/Mix reflects value realization.

Total Segment Net Sales and Adjusted Operating Income
Segment Net sales for the periods presented were as follows:

	Net Sales
	Fiscal Three Months Ended		Fiscal Six Months Ended
(Unaudited; Dollars in Millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Self Care	$1,589	$1,555	$3,288	$3,222
Skin Health and Beauty	1,113	1,059	2,172	2,036
Essential Health	1,253	1,225	2,404	2,322
Total segment net sales	$3,955	$3,839	$7,864	$7,580

Segment Adjusted operating income for the periods presented was as follows:

	Adjusted Operating Income
	Fiscal Three Months Ended		Fiscal Six Months Ended
(Unaudited; Dollars in Millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Self Care Adjusted operating income	$512	$527	$1,137	$1,093
Skin Health and Beauty Adjusted operating income	186	149	354	241
Essential Health Adjusted operating income	315	351	614	590
Total	$1,013	$1,027	$2,105	$1,924
Reconciliation to Adjusted operating income (non-GAAP):
Depreciation(1)	79	78	157	151
General corporate/unallocated expenses	70	90	139	169
Other operating expense, net	6	5	17	18
Other—impact of Deferred Markets	(15)	(16)	(21)	(25)
Adjusted operating income (non-GAAP)	$873	$870	$1,813	$1,611
Reconciliation to Income before taxes:
Amortization of intangible assets(2)	64	64	129	127
Separation-related costs(4)	7	24	10	62
Restructuring expenses and operating model optimization initiatives(3)	69	68	147	135
Conversion of stock-based awards	—	1	1	4
Other—impact of Deferred Markets	15	16	21	25
Founder Shares	1	5	3	8
Pending Transaction and other related costs(5)	16	—	32	—
Skillman sale-leaseback	2	—	4	—
Operating income	$699	$692	$1,466	$1,250
Other expense, net	11	10	11	16
Interest expense, net	90	94	185	188
Income before taxes	$598	$588	$1,270	$1,046

Non-GAAP Financial Information
The following tables present reconciliations of GAAP to non-GAAP for the periods presented:

	Fiscal Three Months Ended June 28, 2026
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$3,955	—		$3,955

Gross profit	$2,301	80	(a)	$2,381
Gross profit margin	58.2%			60.2%

Operating income	$699	174	(a)-(c)	$873
Operating income margin	17.7%			22.1%

Net income	$456	139	(a)-(d)	$595
Net income margin	11.5%			15.0%
Interest expense, net	$90
Provision for taxes	$142
Depreciation and amortization	$143
EBITDA (non-GAAP)	$831	110	(b)-(c), (e)	$941
EBITDA margin (non-GAAP)	21.0%			23.8%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(2)	$64	$—	$—	$—	$64
Restructuring expenses(3)	—	59	—	—	59
Operating model optimization initiatives(3)	9	1	—	—	10
Separation-related costs, conversion of stock-based awards, and Founder Shares(4)	6	2	—	—	8
Pending Transaction and other related costs(5)	1	15	—	—	16
Skillman sale-leaseback	—	2	—	—	2
Impact of Deferred Markets—minority interest expense	—	—	6	—	6
Impact of Deferred Markets—provision for taxes	—	—	9	(9)	—
Tax impact on special item adjustments	—	—	—	(26)	(26)
Total	$80	$79	$15	$(35)	$139
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$16
	(e)

	Fiscal Three Months Ended June 29, 2025
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$3,839	—		$3,839

Gross profit	$2,261	77	(a)	$2,338
Gross profit margin	58.9%			60.9%

Operating income	$692	178	(a)-(c)	$870
Operating income margin	18.0%			22.7%

Net income	$420	140	(a)-(d)	$560
Net income margin	10.9%			14.6%
Interest expense, net	$94
Provision for taxes	$168
Depreciation and amortization	$142
EBITDA (non-GAAP)	$824	114	(b)-(c), (e)	$938
EBITDA margin (non-GAAP)	21.5%			24.4%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(2)	$64	$—	$—	$—	$64
Restructuring expenses(3)	—	60	—	—	60
Operating model optimization initiatives(3)	6	2	—	—	8
Separation-related costs, conversion of stock-based awards, and Founder Shares(4)	7	23	—	—	30
Impact of Deferred Markets—minority interest expense	—	—	6	—	6
Impact of Deferred Markets—provision for taxes	—	—	10	(10)	—
Tax impact on special item adjustments	—	—	—	(28)	(28)
Total	$77	$85	$16	$(38)	$140
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$13
	(e)

	Fiscal Six Months Ended June 28, 2026
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$7,864	—		$7,864

Gross profit	$4,603	154	(a)	$4,757
Gross profit margin	58.5%			60.5%

Operating income	$1,466	347	(a)-(c)	$1,813
Operating income margin	18.6%			23.1%

Net income	$930	280	(a)-(d)	$1,210
Net income margin	11.8%			15.4%
Interest expense, net	$185
Provision for taxes	$340
Depreciation and amortization	$286
EBITDA (non-GAAP)	$1,741	218	(b)-(c), (e)	$1,959
EBITDA margin (non-GAAP)	22.1%			24.9%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(2)	$129	$—	$—	$—	$129
Restructuring expenses(3)	—	130	—	—	130
Operating model optimization initiatives(3)	14	3	—	—	17
Separation-related costs, conversion of stock-based awards, and Founder Shares(4)	8	6	—	—	14
Pending Transaction and other related costs(5)	3	29	—	—	32
Skillman sale-leaseback	—	4	—	—	4
Impact of Deferred Markets—minority interest expense	—	—	9	—	9
Impact of Deferred Markets—provision for taxes	—	—	12	(12)	—
Tax impact on special item adjustments	—	—	—	(55)	(55)
Total	$154	$172	$21	$(67)	$280
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$25
	(e)

	Fiscal Six Months Ended June 29, 2025
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$7,580	—		$7,580

Gross profit	$4,429	154	(a)	$4,583
Gross profit margin	58.4%			60.5%

Operating income	$1,250	361	(a)-(c)	$1,611
Operating income margin	16.5%			21.3%

Net income	$742	283	(a)-(d)	$1,025
Net income margin	9.8%			13.5%
Interest expense, net	$188
Provision for taxes	$304
Depreciation and amortization	$278
EBITDA (non-GAAP)	$1,512	234	(b)-(c), (e)	$1,746
EBITDA margin (non-GAAP)	19.9%			23.0%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(2)	$127	$—	$—	$—	$127
Restructuring expenses(3)	—	120	—	—	120
Operating model optimization initiatives(3)	12	3	—	—	15
Separation-related costs, conversion of stock-based awards, and Founder Shares(4)	15	59	—	—	74
Impact of Deferred Markets—minority interest expense	—	—	10	—	10
Impact of Deferred Markets—provision for taxes	—	—	15	(15)	—
Tax impact on special item adjustments	—	—	—	(63)	(63)
Total	$154	$182	$25	$(78)	$283
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$27
	(e)
(1) Depreciation consists of depreciation of property, plant, and equipment and amortization of integration and development costs capitalized in connection with cloud computing arrangements.
(2) Relates to the amortization of definite-lived intangible assets (primarily trademarks, trade names, and customer lists) over their estimated useful lives.

(3) Restructuring expenses and operating model optimization initiatives in the fiscal three and six months ended June 28, 2026 related to the 2026 Restructuring Initiative and in the fiscal three and six months ended June 29, 2025 related to the 2024 Multi-year Restructuring Initiative and were composed of the following:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Unaudited; Dollars in Millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Employee-related costs (one-time severance and other termination benefits)	$29	$21	$77	$46
Information technology and project-related costs	40	47	70	87
Other implementation costs	—	—	—	2
Total restructuring expenses and operating model optimization initiatives	$69	$68	$147	$135
Restructuring expenses and operating model optimization initiatives include accelerated depreciation expense on assets related to the 2026 Restructuring Initiative for the fiscal three and six months ended June 28, 2026.

(4) Separation-related costs relate to non-recurring costs incurred in connection with our establishment of Kenvue as a standalone public company. Separation-related costs, the impact of the conversion of stock-based compensation awards, and the incremental stock-based compensation from the issuance of the Founder Shares, were composed of the following:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Unaudited; Dollars in Millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Information technology and other	$2	$18	$2	$51
Legal entity name change	5	6	8	11
Total separation-related costs	$7	$24	$10	$62
Conversion of stock-based awards	—	1	1	4
Founder Shares	1	5	3	8
Total separation-related costs, conversion of stock-based awards, and Founder Shares	$8	$30	$14	$74
(5) Pending Transaction and other related costs consist of expenses incurred in connection with the pending transaction with Kimberly-Clark, including advisory fees, legal costs, professional service costs, and other related costs.
The following table presents reconciliations of the Effective tax rate, as reported, to Adjusted effective tax rate for the periods presented:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Unaudited)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Effective tax rate	23.7%	28.6%	26.8%	29.1%
Adjustments:
Tax-effect on special item adjustments	(0.9)	(1.9)	(1.7)	(2.2)
Taxes related to Deferred Markets	0.1	0.2	0.1	0.2
Adjusted Effective tax rate (non-GAAP)	22.9%	26.9%	25.2%	27.1%

The following table presents a reconciliation of Diluted earnings per share, as reported, to Adjusted diluted earnings per share for the periods presented:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Unaudited)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Diluted earnings per share	$0.24	$0.22	$0.48	$0.39
Adjustments:
Separation-related costs	—	0.01	0.01	0.03
Restructuring expenses and operating model optimization initiatives	0.04	0.04	0.08	0.07
Amortization of intangible assets	0.03	0.03	0.07	0.07
Pending Transaction and other related costs	0.01	—	0.02	—
Tax impact on special item adjustments	(0.01)	(0.01)	(0.03)	(0.03)
Adjusted diluted earnings per share (non-GAAP)	$0.31	$0.29	$0.63	$0.53

The following table presents a reconciliation of Net cash flows from operating activities, as reported, and Purchases of property, plant, and equipment, as reported, to Free cash flow for the periods presented:

	Fiscal Six Months Ended
(Unaudited; Dollars in Billions)	June 28, 2026	June 29, 2025
Net cash flows from operating activities	$1.2	$1.0
Purchases of property, plant, and equipment	(0.2)	(0.3)
Free cash flow (non-GAAP)	$1.0	$0.8
Note: Numbers may not foot due to rounding.

Other Supplemental Financial Information
The following table presents the Company’s Net sales by geographic region for the periods presented:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Unaudited; Dollars in Millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net sales by geographic region
North America	$1,905	$1,878	$3,765	$3,735
Europe, Middle East, and Africa	956	929	1,948	1,813
Asia Pacific	723	706	1,423	1,400
Latin America	371	326	728	632
Total Net sales by geographic region	$3,955	$3,839	$7,864	$7,580

The following table presents the Company’s Research and development expenses for the periods presented. Research and development expenses are included within Selling, general, and administrative expenses.

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Unaudited; Dollars in Millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Research & Development	$94	$91	$178	$190

The following table presents the Company’s Cash and cash equivalents, Total debt, and Net debt balance as of the periods presented:

(Unaudited; Dollars in Billions)	June 28, 2026	December 28, 2025
Cash and cash equivalents	$1.1	$1.1
Total debt	(8.5)	(8.5)
Net debt	$(7.4)	$(7.5)
Note: Numbers may not foot due to rounding.